                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) orss.240.14a-12


                               Trex Company, Inc.

                (Name of Registrant as Specified In Its Charter)



    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:



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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):




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

    (4) Proposed maximum aggregate value of transaction:



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    (5) Total fee paid:



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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:



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    (2) Form, Schedule or Registration Statement No.:



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    (3) Filing Party:



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    (4) Date Filed:



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

                               TREX COMPANY INC.

                            20 South Cameron Street

                           Winchester, Virginia 22601

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 3, 2000

                               ----------------

To our stockholders:

  Notice is hereby given that the 2000 annual meeting of stockholders of Trex Company, Inc. will be held at the Hampton Inn, 1204 Berryville Avenue, Winchester, Virginia 22601, on Wednesday, May 3, 2000, at 11:00 a.m., local time, for the following purposes:

  1. to consider and vote upon a proposal to elect two directors of Trex Company, Inc.; and

  2. to transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

  Only stockholders of record at the close of business on March 24, 2000 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,


                                          /s/ Lynn E. MacDonald
                                          Lynn E. MacDonald
                                          Secretary

Dated: March 31, 2000

 YOUR VOTE IS VERY IMPORTANT, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                               TREX COMPANY, INC.
                            20 South Cameron Street
                           Winchester, Virginia 22601

                         Annual Meeting of Stockholders
                                  May 3, 2000

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

Proxy Solicitation

  This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Trex Company, Inc. for use at the Company's 2000 annual meeting of stockholders to be held at the Hampton Inn, 1204 Berryville Avenue, Winchester, Virginia 22601, on Wednesday, May 3, 2000, at 11:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

  The Company will pay the cost of all proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company and its subsidiary may solicit proxies by personal interview, telephone and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

  This proxy statement and the enclosed proxy are first being mailed to the Company's stockholders on or about March 31, 2000.

Voting and Revocability of Proxies

  A proxy for use at the annual meeting and a return envelope are enclosed. Shares of the Company's common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted "FOR" approval of each proposal considered at the annual meeting. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters which are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, the persons named in the accompanying proxy will vote on such matter in their own discretion.

  A stockholder who has given a proxy may revoke it at any time prior to its exercise at the annual meeting by (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date or (3) voting in person at the annual meeting. Unless revoked, the shares represented by each such proxy will be voted at the meeting and any adjournment or postponement of the meeting. Presence at the meeting of a stockholder who has signed a proxy but does not provide a notice of revocation or request to vote in person does not revoke that proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Trex Company, Inc., 20 South Cameron Street, Winchester, Virginia 22601, Attention: Secretary.

Voting Procedure

  All holders of record of the common stock at the close of business on March 24, 2000 will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such stockholder. As of March 24, 2000, there were 14,122,566 shares of common stock outstanding.

  The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

  Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether or not a quorum is present. Votes may be cast for, against or as abstentions. Broker-dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which, under such rules, typically include the election of directors. Broker-dealers may not vote such shares on other matters without specific instructions from the customers who beneficially own such shares. Proxies signed and submitted by broker-dealers which have not been voted on matters described in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matter and, assuming the presence of a quorum, will not affect whether the proposal for election of directors is approved at the annual meeting.

                               SECURITY OWNERSHIP

  The information presented below regarding beneficial ownership of the Company's common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

  As of March 1, 2000, there were 14,122,566 shares of common stock outstanding.

  The following table presents, as of March 1, 2000, information based upon the Company's records and filings with the SEC regarding beneficial ownership of the common stock by (1) each person known to the Company to be the beneficial owner of more than 5% of the common stock, (2) each director and each nominee to the board of directors, (3) each executive officer of the Company named in the summary compensation table under the "Executive Compensation" section of this proxy statement and (4) all directors and executive officers of the Company as a group:

                                                        Amount and
                                                        Nature of
                                                        Beneficial  Percent of
Name of Beneficial Owner                               Ownership(1)   Class
------------------------                               ------------ ----------
Scudder Kemper Investments, Inc.(2) ..................    838,600       5.9%
 345 Park Avenue
 New York, New York 10154
Anthony J. Cavanna....................................  2,137,500      15.1
Andrew U. Ferrari.....................................  2,137,500      15.1
Robert G. Matheny.....................................  2,137,500      15.1
Roger A. Wittenberg...................................  2,137,600      15.1
William F. Andrews(3).................................      9,375        *
William H. Martin, III(4).............................      9,475        *
All directors and executive officers as a group (6
 persons)(5)..........................................  8,568,950      60.7

--------
 * Less than 1%.
(1) Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Except as we note below, we believe that all persons listed in the table have sole voting and investment power with respect to their shares.
(2) Based upon a Schedule 13G filed with the SEC on January 28, 2000. The reporting person reports that it has sole voting power with respect to 667,800 of the shares shown, shared voting power with respect to 8,500 of the shares shown and sole dispositive power with respect to all of the shares shown.
(3) Includes options exercisable within 60 days of March 1, 2000 to purchase 375 shares.
(4) Includes options exercisable within 60 days of March 1, 2000 to purchase 375 shares.
(5) Includes options exercisable within 60 days of March 1, 2000 to purchase 750 shares.

                             ELECTION OF DIRECTORS

Nominees for Election as Directors

  The Company's restated certificate of incorporation provides that the board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of stockholders in the year 2001 and at the annual meeting of stockholders in the year 2002, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

  Anthony J. Cavanna and Roger A. Wittenberg have been nominated for election to the class with a three-year term which will expire at the annual meeting of stockholders in the year 2003. Both nominees are incumbent directors and have served on the board of directors since the Company's formation in September 1998.

  Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. In the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

  The board of directors unanimously recommends that the stockholders of Trex Company, Inc. vote "FOR" the election of the nominees to serve as directors.

  Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

                  Nominees for Election for Three-Year Terms

            Name                                             Age Director Since
            ----                                             --- --------------
      Anthony J. Cavanna....................................  60      1998
      Roger A. Wittenberg...................................  51      1998

  Anthony J. Cavanna has served as the Chief Financial Officer of TREX Company, LLC, which is currently the Company's wholly-owned subsidiary, since August 1996 and as Executive Vice President and Chief Financial Officer of the Company since September 1998. From July 1994 to August 1996, he was a Group Vice President of Mobil Chemical Company, referred to below as "Mobil Chemical," which was a division of Mobil Oil Corporation, referred to below as "Mobil." From July 1992 to July 1994, he was the Vice President- Planning and Finance for Mobil Chemical. From November 1986 to July 1992, Mr. Cavanna served as a Vice President of Mobil Chemical and the General Manager of its Films Division Worldwide. From November 1981 to November 1986, he was the President and General Manager of Mobil Plastics Europe. From January 1981 to November

1981, he was the Vice President-Planning and Supply of the Films Division of Mobil Chemical. Between 1962 and 1981, Mr. Cavanna held a variety of positions within Mobil, including engineering, manufacturing and project/group leader positions. Mr. Cavanna received a B.S. degree in Chemical Engineering from Villanova University and an M.S. degree in Chemical Engineering from the Polytechnic Institute of Brooklyn.

  Roger A. Wittenberg has served as the Vice President of Technical Operations of TREX Company, LLC since August 1996 and as Executive Vice President of Technical Operations of the Company since September 1998. Mr. Wittenberg also serves as a director of Elite Textiles Ltd., a textile manufacturer. From May 1992 to August 1996, he was the Technical Manager of the Composite Products Division of Mobil Chemical. Mr. Wittenberg founded Rivenite Corporation in 1987 and was its Chief Executive Officer until April 1992, when Mobil Chemical acquired the assets of Rivenite Corporation. Before 1987, Mr. Wittenberg founded and operated three companies in the textile, food and animal feed supplements industries. Mr. Wittenberg received a B.S. degree in Chemistry from High Point College.

                      Directors Whose Terms Expire in 2001

            Name                                             Age Director Since
            ----                                             --- --------------
      William F. Andrews....................................  68      1999
      Andrew U. Ferrari.....................................  53      1998

  William F. Andrews has served as Chairman of the Board of Directors of Scovill Fasteners, Inc., a designer, manufacturer and distributor of apparel fasteners and specialty industrial fasteners, since 1996. From 1981 to 1986, Mr. Andrews served as the Chairman, President and Chief Executive Officer of Scovill Manufacturing Co., where he worked for over 20 years. From 1995 to 1998, he served as the Chairman of Schrader-Bridgeport International, Inc., a manufacturer of tire valves and pressure control devices. From January 1993 to January 1995, Mr. Andrews served as Chairman and Chief Executive Officer of Amdura Corporation, a manufacturer of hardware and industrial equipment. From February 1992 to February 1994, he served as Chairman of Utica Corporation, a manufacturer of fan blades for aerospace and land-based gas turbine engines, and as an adviser and consultant to Investor International (U.S.), Inc., a financial adviser. Mr. Andrews also serves as a director of Black Box Corporation, Corrections Corporation of America, Johnson Controls, Inc., Katy Industries, Inc., Navistar, Inc., Northwestern Steel and Wire Co. and Dayton Superior Corporation.

  Andrew U. Ferrari has served as the Vice President of Sales and Marketing of TREX Company, LLC since August 1996 and as Executive Vice President of Sales and Marketing of the Company since September 1998. From April 1992 to August 1996, he was the Director of Sales and Marketing of the Composite Products Division of Mobil Chemical. From February 1990 to April 1992, Mr. Ferrari served as the New Business Manager for Mobil Chemical. From January 1984 to February 1990, he served as Marketing Director of the Consumer Products Division of Mobil Chemical. Mr. Ferrari received a B.A. degree in Economics from Whitman College and an M.B.A. degree from Columbia University.

                      Directors Whose Terms Expire in 2002

             Name                                            Age Director Since
             ----                                            --- --------------
      William H. Martin, III................................  69      1999
      Robert G. Matheny.....................................  54      1998

  William H. Martin, III has served as Chairman of the Board of Martin Industries, Inc., a manufacturer and producer of gas grills, gas space heaters, gas logs and pre-engineered fireplaces, since April 1994 and as a director of Martin Industries since 1974. From 1971 to 1987, he served as President and Chief Executive Officer of Martin Industries. From 1987 to 1993, Mr. Martin served as Executive Assistant to the Rector of Trinity Church in New York City. Since 1993, Mr. Martin has been managing private investments and serving as a director of Aluma Form, Inc., a manufacturing company. Mr. Martin is a graduate of Vanderbilt University.

  Robert G. Matheny has served as the President of TREX Company, LLC since August 1996 and as the President of the Company since September 1998. From July 1992 to August 1996, he was the General Manager of the Composite Products Division of Mobil Chemical. From August 1987 to July 1992, he served as the General Manager of the Chemical Specialties Group of Mobil Chemical and as a Vice President of Mobil Chemical Products International. From 1970 to August 1987, Mr. Matheny held various positions in sales, marketing and manufacturing at Mobil. Mr. Matheny received a B.S. degree in Industrial Engineering and Operations Research from Virginia Polytechnic Institute.

Board of Directors and Committees of the Board

  The board of directors held three meetings during the Company's 1999 fiscal year following its initial public offering. During fiscal 1999, each director attended at least 75% of the aggregate of the total number of meetings of the board of directors held during the period he served as a director and the total number of meetings held by each committee of the board of directors on which he served during the period for which he served.

  The board of directors currently has standing audit and compensation committees.

  The audit committee, which held two meetings during fiscal 1999, currently consists of Mr. Martin, who is the Chairman, and Mr. Andrews. This committee is responsible for recommending to the full board of directors the selection of the Company's independent auditors, reviewing the scope of the audit plan and the results of each audit with management and the independent auditors, reviewing the adequacy of the Company's system of internal accounting controls in consultation with the independent auditors, reviewing generally the activities and recommendations of the independent auditors, and exercising oversight with respect to the Company's code of conduct and other policies and procedures regarding adherence with legal requirements.

  The compensation committee, which held one meeting during fiscal 1999, currently consists of Mr. Andrews, who is the Chairman, and Mr. Martin. This committee is responsible for establishing the compensation and benefits of the Company's executive officers, monitoring compensation arrangements for management employees for consistency with corporate objectives and stockholders' interests, and administering the Company's 1999 Stock Option and Incentive Plan, referred to in this proxy statement as the "Stock Incentive Plan."

  The board of directors does not have a nominating committee. The full board of directors nominates candidates for membership on the board of directors. The Company's bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the Secretary of the Company at the Company's principal office in Winchester, Virginia, a written notice of the stockholder's intention to make such a nomination. The stockholder generally is required to furnish the notice no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year's annual meeting. The notice must include the following information: (1) such information regarding each proposed nominee as would be required to be disclosed under SEC rules and regulations in solicitations of proxies for the election of directors in an election contest or otherwise; (2) the written consent of each proposed nominee to serve as a director of the Company; and (3) as to the stockholder giving the notice and the beneficial owner, if any, of common stock on whose behalf the nomination is made, (a) the name and address of record of such stockholder and the name and address of such beneficial owner, (b) the class and number of shares of the Company's capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of the Company's capital stock entitled to vote at such meeting and intends to appear, in person or by proxy, at the meeting to propose such nomination and (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (A) deliver a proxy statement or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to elect the nominee or (B) otherwise solicit proxies from stockholders in support of such nomination. The Company may require any proposed nominee to furnish such other information as the Company may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

Director Compensation

  Fees. Under the Company's 1999 Incentive Plan for Outside Directors, referred to in this proxy statement as the "Outside Director Plan," directors who are not employees of the Company receive an annual fee of $25,000 for their service on the board of directors and its committees. Each non-employee director may elect to receive up to one-half of this annual fee in cash and up to all of the fee in the form of options to purchase common stock issued under the Outside Director Plan. The value of the options issued in payment of any portion of a non-employee director's annual fee is determined in accordance with the Black-Scholes valuation model. For the portion of fiscal 1999 in which the Outside Director Plan was in effect, Mr. Andrews and Mr. Martin, the Company's two non-employee directors, received $9,375 and $18,750, respectively, of their 1999 annual fee of $18,750 in the form of stock options under the plan. Mr. Andrews received options for 859 shares of common stock and Mr. Martin received options for 1,719 shares of common stock in payment of the fee.

  Stock Option Grants. The Company's current policy is to grant non-employee directors options for 1,500 shares of common stock upon their initial appointment or election to the board of directors. Such options are granted under the Stock Incentive Plan. In fiscal 1999, Mr. Andrews and Mr. Martin each received a special option award for 595 shares of common stock under the Stock Incentive Plan. These options, as well as the options for 1,500 shares granted to Mr. Andrews and Mr. Martin in April 1999 upon their initial appointment to the board of directors, have the same terms as the options awarded under the Outside Director Plan.

  The exercise price per share under each option granted to a non-employee director under the Outside Director Plan will be the fair market value of the common stock on the option grant date. Each such option will vest with respect to one-fourth of the shares subject to the option on each of the first, second, third and fourth anniversaries of the date of grant. No option may be exercisable more than ten years from the option grant date. Options will terminate after the expiration of specified periods following the termination of the option holder's service as a non-employee director, whether by reason of death, disability, retirement or otherwise. The common stock issuable upon the exercise of these options will be issued under the Stock Incentive Plan. The Outside Director Plan is administered by an administrative committee of the board of directors consisting of the Company's President and Chief Financial Officer.


Executive Compensation

  The following table shows information about the compensation paid to the Company's chief executive officer, who is the President, and to each of the Company's other executive officers for fiscal 1999, referred to in this proxy statement as the "named executive officers":

                           Summary Compensation Table

                                                 Annual
                                            Compensation(1)
                                    Fiscal ------------------     All Other
   Name and Principal Position       Year  Salary($) Bonus($) Compensation($)(2)
   ---------------------------      ------ --------- -------- ------------------
Robert G. Matheny.................   1999   304,547  290,000        83,817
 President                           1998   263,591      --         52,995
Anthony J. Cavanna................   1999   292,472  235,000        83,714
 Executive Vice President and        1998   248,144      --         52,281
 Chief Financial Officer
Andrew U. Ferrari.................   1999   280,398  230,000        83,317
 Executive Vice President of Sales   1998   232,698      --         52,310
 and Marketing
Roger A. Wittenberg...............   1999   280,398  230,000        83,153
 Executive Vice President of Tech-   1998   232,698      --         52,925
 nical Operations

--------
(1) In accordance with SEC rules, information about other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officers.

(2) The amounts shown in the "All Other Compensation" column consist of the following: (i) for Mr. Matheny, $2,500 in fiscal 1999 and $3,025 in fiscal 1998 in matching contributions to the Company's defined contribution employee profit sharing and 401(k) plan, referred to below as the "401(k) plan," $5,653 in fiscal 1999 and $1,600 in fiscal 1998 in employer discretionary contributions to the 401(k) Plan, $6,400 in fiscal 1999 and $6,400 in fiscal 1998 in employer contributions to the Company's defined contribution employee money purchase pension plan, referred to below as the "Money Purchase Plan," and $69,264 in fiscal 1999 and $41,970 in fiscal 1998 in reimbursement of self-employment taxes payable by Mr. Matheny; (ii) for Mr. Cavanna, $2,500 in fiscal 1999 and $2,613 in fiscal 1998 in matching contributions to the 401(k) Plan, $5,653 in fiscal 1999 and $1,600 in fiscal 1998 in employer discretionary contributions to the 401(k) Plan, $6,400 in fiscal 1999 and $6,400 in fiscal 1998 in employer contributions to the Money Purchase Plan and $69,161 in fiscal 1999 and $41,668 in fiscal 1998 in reimbursement of self-employment taxes payable by Mr. Cavanna;
    (iii) for Mr. Ferrari, $2,500 in fiscal 1999 and $2,944 in fiscal 1998 in matching contributions to the 401(k) Plan, $5,653 in fiscal 1999 and $1,600 in fiscal 1998 in employer discretionary contributions to the 401(k) Plan, $6,400 in fiscal 1999 and $6,400 in fiscal 1998 in employer contributions to the Money Purchase Plan and $68,764 in fiscal 1999 and $41,366 in fiscal 1998 in reimbursement of self-employment taxes payable by Mr. Ferrari; and
    (iv) for Mr. Wittenberg, $2,500 in fiscal 1999 and $3,559 in fiscal 1998 in matching contributions to the 401(k) Plan, $5,653 in fiscal 1999 and $1,600 in fiscal 1998 in employer discretionary contributions to the 401(k) Plan, $6,400 in fiscal 1999 and $6,400 in fiscal 1998 in employer contributions to the Money Purchase Plan and $68,600 in fiscal 1999 and $41,366 in fiscal 1998 in reimbursement of self-employment taxes payable by Mr. Wittenberg.

Stock Option Grants and Exercises in Fiscal 1999

  During fiscal 1999, the named executive officers were not granted and did not exercise options to purchase common stock of the Company. As of December 31, 1999, no named executive officer held options to purchase common stock.

Transactions with Related Parties

  Reorganization. On April 7, 1999, in connection with its initial public offering of common stock, the Company completed a reorganization in which the holders of junior membership interests in TREX Company, LLC exchanged those interests for common stock of the Company, and TREX Company, LLC became a wholly-owned subsidiary of the Company. The management holders of the junior membership interests were Anthony J. Cavanna, Andrew U. Ferrari, Robert G. Matheny and Roger A. Wittenberg, each of whom is a director and executive officer of the Company and owns beneficially more than 5% of the common stock. The institutional holders of the junior membership interests were Connecticut General Life Insurance Company, Life Insurance Company of North America and The Lincoln National Life Insurance Company.

  Until April 7, 1999, the Company was a wholly-owned subsidiary of TREX Company, LLC, a Delaware limited liability company. On April 7, 1999, the members of TREX Company, LLC other than Mobil, consisting of the management holders and the institutional holders, contributed their junior membership interests in TREX Company, LLC to the Company in exchange for common stock. Concurrently with such exchange, Mobil exchanged its preferred membership interest in TREX Company, LLC for a $3.1 million note of the Company which the Company repaid out of the net proceeds of its initial public offering.

  In the exchange transaction, the junior membership interests in TREX Company, LLC were exchanged for shares of common stock as follows: (1) the membership interests of the management holders were exchanged for a total of 8,550,000 shares of common stock; and (2) the membership interests of the institutional holders were exchanged for a total of 950,000 shares of common stock. The Company received no additional consideration in connection with the exchange of membership interests for shares of common stock. Immediately following the exchange transaction, the management holders and the institutional holders beneficially owned 90% and 10%, respectively, of the outstanding common stock, which is the same proportion in which they held membership interests in TREX Company, LLC immediately before the exchange transaction.

  Before the exchange transaction, TREX Company, LLC exercised an option to repurchase from the institutional holders approximately 667 junior membership interests. As a result of exercise of this option, the beneficial ownership of outstanding junior membership interests by the institutional holders decreased to 10% from 25%, while the beneficial ownership of outstanding junior membership interests by the management holders increased to 90% from 75%. The terms of this option were set forth in an agreement which TREX Company, LLC, the management holders and the institutional holders entered into in connection with the acquisition of the operations of TREX Company, LLC from Mobil's Composite Products Division in August 1996. The option exercise price was $.01 for each junior membership interest repurchased. The number of junior membership interests TREX Company, LLC repurchased pursuant to the option was based on the internal rate of return earned since such acquisition by the institutional holders on their investment in TREX Company, LLC, which consisted of senior notes, subordinated notes and their junior membership interests. The initial public offering price of the common stock was one component of the internal rate of return calculation.

  Repayment of Indebtedness. Approximately $28.1 million of the net proceeds of the initial public offering were used to repay indebtedness of TREX Company, LLC to the institutional holders, which was evidenced by the senior and subordinated notes issued by TREX Company, LLC in connection with the 1996 acquisition. The indebtedness repaid consisted of $26.3 million principal amount of indebtedness, $0.3 million of accrued and unpaid interest thereon and a related prepayment premium of approximately $1.5 million.

  In connection with the reorganization, TREX Company, LLC issued non-interest bearing promissory notes to or for the benefit of each management holder and each institutional holder in the following principal amounts: Connecticut General Life Insurance Company ($846,027); Life Insurance Company of North America ($172,973); The Lincoln National Life Insurance Company ($551,000); Anthony J. Cavanna ($979,000); Andrew U. Ferrari ($990,000); Robert G. Matheny ($970,000); and Roger A. Wittenberg ($991,000). These notes, all of which were repaid upon the closing of the Company's initial public offering on April 13, 1999, represented the balance of the estimated cash distribution described below which was owed but unpaid as of the reorganization date to the management holders and institutional holders.

  Cash Distribution. In connection with the exchange transaction described above, TREX Company, LLC made an aggregate cash distribution of approximately $13.4 million to the management holders and the institutional holders. Of this distribution, approximately $11.1 million represented the amount of the previously recognized and undistributed income of TREX Company, LLC through the reorganization date on which such former members of TREX Company, LLC had paid, or will pay, income tax, and approximately $2.3 million represented a return of capital. The amount of the cash distribution paid to each member was as follows: Connecticut General Life Insurance Company ($1,866,513); Life Insurance Company of North America ($298,004); The Lincoln National Life Insurance Company ($1,079,966); Anthony J. Cavanna ($2,542,005); Andrew U. Ferrari ($2,542,001); Robert G. Matheny ($2,542,003); and Roger A. Wittenberg ($2,542,002).

  Other Transactions. TREX Company, LLC paid the institutional holders interest on the senior notes and subordinated notes of approximately $0.8 million for 1999 in addition to the payments on such notes described above which the Company made upon the closing of its initial public offering.

  The Company applied a portion of the net proceeds of the initial public offering to repay borrowings outstanding under its credit facility. Approximately $4.4 million of such borrowings was used to fund a portion of the cash distribution described above.

                  Report of the Compensation Committee of the
                    Board of Directors of Trex Company, Inc.
                           on Executive Compensation

  The Compensation Committee of the Trex Company, Inc. Board of Directors, which is composed exclusively of non-employee directors, offers this report regarding its executive compensation policy and compensation program in effect for fiscal 1999 for the Company's chief executive officer, who is the President, and the Company's other executive officers. This report, as well as the performance graph on page 11, are not soliciting materials, are not deemed filed with the SEC and are not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

  Compensation Policy. The overall goal of the Committee is to develop compensation policies and practices which support the attainment of the Company's strategic business objectives. The Committee uses the services of independent executive compensation consultants in developing and evaluating compensation plans in order to achieve these objectives.

  The Committee compares executive compensation levels for the chief executive officer and the Company's other executive officers to the compensation of executives employed by companies considered to be in the Company's peer group. The Committee also compares the Company's short-term and long-term results to the performance of comparable companies.

  The Company's executive compensation program includes a base salary, annual cash bonuses and long-term incentive compensation in the form of stock option awards. Overall, these programs are intended to link executive compensation to the Company's performance. The Committee believes that a substantial portion of cash compensation should be tied to performance-based objectives. To encourage equity ownership by the Company's executives and to link executive compensation with increases in stockholder value, the Committee's policy is to provide that a significant portion of total executive compensation will be in the form of periodic stock option awards.

  Base Salary. Because the Company completed its initial public offering in fiscal 1999, when the Committee was formed, the Committee did not approve the base salaries of the chief executive officer or the other executive officers of the Company for fiscal 1999.

  Annual Cash Bonuses. The Company pays annual cash bonuses to its executive officers based upon the achievement of a net income objective. This objective is established at a level which is intended to assure that, if achieved, the level will represent a significant improvement in stockholder value. Executive officers have the opportunity to earn cash bonuses equal to a varying percentage of their base salary, depending upon the attainment of this objective.

  For fiscal 1999, the Company met the net income objective. Applying the bonus formula specified for fiscal 1999, the Committee approved an annual bonus for the chief executive officer equal to 159% of his target annual bonus and annual bonuses for the other executive officers equal to between 158% and 161% of their respective target annual bonuses. All target annual bonuses for a fiscal year are measured as a percentage of the executive's base salary for that fiscal year.

  Long-Term Incentives. Based in part upon the Company's fiscal 1999 performance, the Committee in fiscal 2000 approved the grant of stock options under the Trex Company, Inc. 1999 Stock Option and Incentive Plan for 15,720 shares of common stock to the chief executive officer and for a total of 60,050 shares of common stock to the executive officers in the aggregate, including the chief executive officer.

  In determining the amount of stock option awards under the 1999 Stock Option and Incentive Plan, the Committee considers each executive's current performance and anticipated future contributions to the Company's performance, as well as the amount and terms of the options previously granted to the executive by the Company. The grant of stock options to the chief executive officer and the other executive officers in fiscal 2000 was based on the Committee's assessment of both the past contributions of the executive officers and their anticipated role in increasing stockholder value.

  All stock options granted to executive officers in fiscal 2000 were non-qualified stock options with an exercise price that was equal to the fair market value of the Company's common stock on the date of grant. The options increase in value only to the extent of appreciation in the common stock, thereby providing a clear link to enhancement of stockholder value. To emphasize the long-term incentive provided by these stock options, the options vest in equal increments over a four-year period.

  Potential Effect of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986 generally sets a limit of $1 million on the amount of compensation paid to executive employees (other than enumerated categories of compensation, including performance-based compensation) that may be deducted by a publicly-held company. The Committee's policy is to seek to qualify executive compensation for deductibility to the extent that such a policy is consistent with the Company's overall objectives and executive compensation policy. Compensation attributable to stock options granted under the 1999 Stock Option and Incentive Plan currently is excluded from the $1 million limit as "qualified performance-based compensation" contained in applicable Treasury regulations. The Committee believes that no compensation for fiscal 1999 is at risk of not being fully deductible.

                                          THE COMPENSATION COMMITTEE

                                          William F. Andrews
                                          William H. Martin, III

Compensation Committee Interlocks and Insider Participation

  The compensation committee of the board of directors during fiscal 1999 was composed of William F. Andrews, who is the Chairman, and William H. Martin,
III. No member of the compensation committee was an officer or employee of the Company or its subsidiary during fiscal 1999. There are no interlock relationships as defined in the applicable SEC rules.

Stockholder Return Performance Graph

  The following graph and table show the cumulative total stockholder return on the Company's common stock compared to the Russell 2000(R) Index and a self-constructed peer group index for the periods between April 8, 1999, the date the common stock began trading on the New York Stock Exchange, and December 31, 1999, the last trading day in fiscal 1999. The peer group index is composed of the following public companies: U.S. Plastic Lumber Corp. and Advanced Environmental Recycling Technologies, Inc., each of which markets non-wood decking alternative products, and Masco Corporation, Elcor Corporation, Restoration Hardware, Inc., American Woodmark Corporation and Ethan Allen Interiors Inc., each of which emphasizes product branding and engages in manufacturing and distribution of products to the building and consumer products industries. The total stockholder return on each company included in the peer group index has been weighted according to such company's estimated capitalization as of April 8, 1999. The graph assumes $100 was invested on April 8, 1999 in (1) common stock, (2) the peer group index and (3) the Russell 2000 Index, and assumes reinvestment of dividends.



                    [PERFORMANCE GRAPH APPEARS HERE]

                                     APRIL 8, 1999    DECEMBER 31, 1999
                                     -------------    -----------------
Trex Company, Inc.                      $100.00            $267.50
Russell 2000 Index                      $100.00            $128.26
Peer Index                              $100.00            $ 97.88


                            INDEPENDENT ACCOUNTANTS

  Ernst & Young LLP has acted as the Company's independent accountants for the Company's 1999 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of
Section 16(a) reports furnished to the Company for fiscal 1999 or written representations that no other reports were required, the Company believes that the foregoing reporting persons complied with all filing requirements for fiscal 1999.

              STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2001

  Under SEC rules, in order for stockholder proposals to be presented at the Company's annual meeting of stockholders in 2001, such proposals must be received by the Secretary of the Company's at the Company's principal office in Winchester, Virginia, no later than December 1, 2000. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

  In addition, the Company's bylaws require that notice of proposals by stockholders to be brought before any annual meeting generally must be delivered to the Company no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year's annual meeting. The notice under the bylaws must include the following information: (1) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Company's bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (2) as to the stockholder giving the notice and the beneficial owner, if any, of common stock on whose behalf the proposal is made,
(a) the name and address of record of such stockholder and the name and address of such beneficial owner, (b) the class and number of shares of the Company's capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of the Company's capital stock entitled to vote at such meeting and intends to appear, in person or by proxy, at the meeting to propose such business and (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (A) deliver a proxy statement or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to adopt the proposal or (B) otherwise solicit proxies from stockholders in support of such proposal.

                                 OTHER MATTERS

  The board of directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

                                          By Order of the Board of Directors,


                                          /s/ Lynn E. MacDonald
                                          Lynn E. MacDonald
                                          Secretary

Dated: March 31, 2000

--------------------------------------------------------------------------------

                              TREX COMPANY, INC.
                            20 SOUTH CAMERON STREET
                          WINCHESTER, VIRGINIA 22601

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                                   DIRECTORS
                OF TREX COMPANY, INC. FOR THE ANNUAL MEETING ON
                           MAY 3, 2000 AT 11:00 A.M.

                              TREX COMPANY, INC.

   The undersigned appoints Robert G. Matheny and Andrew U. Ferrari, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Trex Company, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 3, 2000, and at any adjournment or postponement thereof, as indicated on the reverse side. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY
                         WILL BE VOTED FOR PROPOSAL 1.

          TREX COMPANY, INC., P.O. BOX 1628, NEW YORK, NY 10277-1628

                 (Continued and to be signed on reverse side)
-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Please mark   [X]
                                                                                                                  your votes as
                                                                                                                  indicated in
                                                                                                                  this example

1.  Election of directors

          FOR all            WITHHOLD           Nominees: Anthony J. Cavanna and Roger A Wittenberg
      nominees listed        AUTHORITY
           below         for all nominees       (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
            [_]                 [_]
                                                -----------------------------------------------------------------------------------

2. In their discretion, the proxies are                                     CHANGE OF ADDRESS AND OR COMMENTS
   authorized to vote upon such other matters                                           MARK HERE                 [_]
   as may properly come before the Annual
   Meeting or any adjournment or postponement                               The signature on this Proxy should correspond exactly
   thereof.                                                                 with stockholder's name as printed to the left. In the
                                                                            case of joint tenants, co-executors or co-trustees,
                                                                            both should sign. Persons signing as Attorney,
                                                                            Executors, Administrator, Trustee or Guardian should
                                                                            give their full title.

                                                                            Dated                                            , 2000
                                                                                  -------------------------------------------

                                                                            -------------------------------------------------------
                                                                                                   Signature

                                                                            -------------------------------------------------------
                                                                                                   Signature


(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE)
-----------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE
